NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT

Shelly Taylor

(877) 805-3333

staylor@crefunds.com

Cornerstone Core Properties REIT, Inc. Acquires

Skilled Nursing Facility through Joint Venture

Irvine, Calif., (December 31, 2012) – Cornerstone Core Properties REIT, Inc. (“Core REIT”) announced today that it funded on December 21, 2012, an investment in a joint venture that acquired a 78-bed skilled nursing facility in Tigard, Oregon in an $8.2 million transaction.

The facility has been leased to the current operator, Dakavia Management, pursuant to a 15-year triple net lease. Dakavia Management has over twenty years of experience operating skilled nursing facilities in the Pacific Northwest and currently operates two additional facilities acquired by Core REIT in August 2012.

“It has been a real pleasure to work with Dakavia and we are glad to be adding another lease to the Dakavia Portfolio,” said Kent Eikanas, President and Chief Operating Officer of Cornerstone Core Properties REIT, Inc.

Through the joint venture entity, Cornerstone Healthcare Partners, LLC, Core REIT acquired a 95% interest in the facility while joint venture partner Cornerstone Healthcare Real Estate Fund, Inc. acquired the remaining 5% interest. Debt financing was provided by GE Capital, Healthcare Financial Services.

About Cornerstone Core Properties REIT, Inc.

Core REIT is a publicly registered non-traded REIT that invests in investment-grade real estate located throughout the United States. Since its commencement in 2006, Core REIT has acquired eighteen properties for a total purchase price of $175.9 million. Since 2011, four of those properties have been disposed. The current portfolio includes nine multi-tenant industrial properties and five long-term triple net leased healthcare facilities.

For more information, please contact Shelly Taylor at (877) 805-3333.

This material does not constitute an offer to sell or a solicitation of an offer to buy Cornerstone Core Properties REIT, Inc.

This release may contain forward-looking statements relating to the business and financial outlook of Cornerstone Core Properties REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from any forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Cornerstone Core Properties REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2011, and quarterly reports for the periods ended March 31, 2012, and June 30, 2012. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.